UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2015

MENDOCINO BREWING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

California

(State or Other Jurisdiction of Incorporation)

0-22524	68-0318293
(Commission File No.)	(IRS Employer Identification Number)

1601 Airport Road, Ukiah, California	95482
(Address of Principal Executive Offices)	(Zip Code)

(707) 463-2087

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective January 21, 2015, Mendocino Brewing Company, Inc., a California corporation (the “Company”), Releta Brewing Company LLC, a Delaware limited liability company (“RBC”, together with the Company, the “Borrowers”) and MB Financial Bank, N.A., successor in interest to Cole Taylor Bank (“Lender”) entered into a Second Amendment (the “Second Amendment”) to the Credit and Security Agreement (as amended, the “Agreement”) dated June 23, 2011, as previously amended on March 29, 2013.

The Agreement provides the Borrowers a credit facility, secured by the personal property of the Company and RBC, and the Company’s Ukiah, California facility, among other items of the Borrowers’ property. The credit facility matures on June 23, 2016. Prior to the Second Amendment, the credit facility consisted of a $4,119,000 revolving facility (the “Revolver”), a $1,934,000 machinery and equipment term loan, a $2,947,000 real estate term loan and a $1,000,000 capital expenditure line of credit.

The Second Amendment reduces the maximum amount of the Revolver from $4,119,000 to $2,500,000. The Second Amendment also changes the definition of borrowing base (including by lowering certain advance rates) such that the calculation of the borrowing base will result in a lower number than it would have if calculated prior to the effectiveness of the Second Amendment. The borrowing base is used in the determination of the amount available to each Borrower pursuant to the Revolver. Pursuant to the Agreement, if such availability is less than $0, or if certain components of the borrowing base fall below certain limits in relation to outstanding revolving loans, such difference shall be immediately due and payable.

The Second Amendment also confirms the continuance of certain events of default under the Agreement. The Borrowers have previously received notices from the Lender regarding the exercise of rights related to events of default on September 18, 2013 , April 18, 2014 and August 18, 2014, as described in current reports on Form 8-K of the Company filed on September 24, 2013, April 24, 2014 and August 22, 2014, respectively. As previously disclosed in the Company’s current reports on Form 8-K filed on May 3, 2013, September 24, 2013, April 24, 2014 and August 22, 2014, quarterly reports on Form 10-Q filed on August 14, 2013, November 14, 2013, August 14, 2014 and November 11, 2014, and annual report on Form 10-K filed on March 31, 2014 (which are incorporated by reference herein to the extent they refer to the Agreement), the Borrowers have been in default under certain provisions of the Agreement.

The covenants made by the Borrowers pursuant to the Agreement include requirements that the Borrowers maintain certain financial metrics. As stated in the Second Amendment, the Borrowers have continued to be in default on the fixed charge coverage ratio for each measurement period beginning March 31, 2013 through November 30, 2014. The fixed charge coverage ratio was initially required to be at least 1.05 to 1.00, but as of July 31, 2013, the fixed charge coverage ratio was increased to 1.10 to 1.00. On November 30, 2014, the fixed charge coverage ratio for the trailing twelve month period was -0.49 to 1.00.

The Second Amendment also states that the tangible net worth of the Borrowers has continued to fall short of the required amount as measured through November 30, 2014. The Company calculates the required tangible net worth of the Borrowers to be $6,181,400 as of November 30, 2014 and the actual tangible net worth on such date to be $4,923,600. The Company does not anticipate that the Borrowers will be able to regain compliance with the required fixed charge coverage ratio or the minimum tangible net worth in the near future.

The Second Amendment states that the Lender, beginning February 20, 2015, will exercise its right to reduce the advance rate for (i) eligible finished goods and raw material inventory and (ii) eligible work-in progress inventory by two percent (2%) and will continue to reduce each by an additional two percent (2%) on the 20th day of each month thereafter. The advance rates are used in the calculation of the borrowing base of each Borrower, which is used in the determination of the amount available to each Borrower pursuant to the Revolver. As stated above, if such availability is less than $0, or if certain components of the borrowing base fall below certain limits in relation to outstanding revolving loans, such difference shall be immediately due and payable.

The Lender has not waived the events of default described in the Default Notices or the Second Amendment and has reserved the right to all available rights and remedies. The Lender could declare the full amount owed under the Agreement due and payable at any time for any reason or no reason. As stated in the Second Amendment, the Lender continues to charge a default interest rate equal to two percent (2%) per annum in excess of the interest rate otherwise payable under the Agreement. If the Lender exercises additional remedies, such exercise may have a material adverse effect on the Company’s financial condition and the Company’s ability to continue to operate. If it becomes necessary for the Borrowers to seek additional financing, there is no guarantee that the Borrowers will be able to obtain such financing on terms favorable to the Company or on any terms.

The foregoing is not intended to be a complete description of the Second Amendment and is subject to, and qualified in its entirety by, the full text of the Second Amendment which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENDOCINO BREWING COMPANY, INC.
(Registrant)

Date: January 27, 2015	/s/ Mahadevan Narayanan
Mahadevan Narayanan
Chief Financial Officer & Corporate Secretary